Exhibit 10.3
Wachovia Bank, National Association
August 11, 2009
Sunair Services Corporation
1350 E. Newport Center Drive, Suite 201
Deerfield Beach, FL 33442
Attn: Jack I. Ruff
          Chief Executive Officer

RE:	Promissory Note from Sunair Electronics, Inc. (“Borrower”) to Wachovia Bank, National Association (“Wachovia”) dated June 7, 2005, including any amendments (the “Note”), and Third Amendment To Credit Agreement by and among Sunair Services Corporation (f/k/a Sunair Electronics, Inc.) (“Borrower”) and Wachovia Bank, National Association (“Wachovia”) dated January 22, 2009

Obligor # 8697045807 Obligation # 42
Dear Mr. Ruff:
Wachovia and Borrower agree to extend the maturity of the Note on the terms and conditions set forth in this letter agreement.
Extension. Borrower acknowledges that the Note will mature on April 2, 2010. Borrower and Wachovia agree that the maturity of the Note shall be extended, on the terms and conditions as set forth in the Credit Agreement as amended, to July 2, 2010, at which time the outstanding principal balance, accrued interest and all other amounts under the Note shall become due and payable. All periodic payments required under the Note shall be made during this extension period.
Revolving Commitment. Borrower acknowledges the Revolving Commitment Amount as set forth in the Third Amendment to Credit Agreement is $6,750,000.00. Wachovia and Borrower agree the Revolving Commitment Amount is reduced to $5,500,000.00 as of August 11, 2009 and thereafter.
Fee. Borrower shall pay to Wachovia a fee of $10,000.00 for extending the maturity date of the Note to July 2, 2010.

Wachovia Bank, National Association
Florida Tax. This extension is only for original loan amount stated on the Note that represents a revolving line of credit and documentary stamp taxes have been paid on such amount.
Affirmations of Borrower. Borrower affirms and represents that the most recent Commercial Loan Invoice received by Borrower with respect to the Obligations (as defined in the Note) is correct, that the Note, as modified hereby, and other Loan Documents (as defined in the Note) are in full force and effect, that Borrower has no defense to payment or performance of the Obligations, that no setoffs against the Obligations exist, and that Borrower has no counterclaims against Bank. Borrower ratifies and confirms all provisions of the Note and other Loan Documents and affirms that the maturity date and Revolving Commitment Amount are the only provisions of the Loan Documents that have been modified.
Please indicate your agreement with the terms, affirmations and representations of this letter agreement by signing it as provided below and returning it to the undersigned within 10 days of the date hereof. This Agreement may be signed in counterparts. Should you have any questions, do not hesitate to call.

Very truly yours,
Wachovia Bank, National Association

By:	Pat Schnitzer
Senior Vice President
Borrower agrees to the terms of the above letter agreement this ________ day of                                         ,                      and certifies that this Agreement was executed in the State of Florida and delivered to Wachovia in the State of Florida.

Sunair Services Corporation Sunair Electronics, Inc. Taxpayer Identification Number: 59-0780772
By:	/s/ Jack I. Ruff
Jack I. Ruff
Chief Executive Officer